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                                EXHIBIT 21

                 SUBSIDIARIES OF THE SMALL BUSINESS ISSUER



The following lists the subsidiaries of the Registrant and the state or jurisdiction of incorporation.

    NAME AND ADDRESS OF SUBSIDIARY               INCORPORATED

1.  ChoiceOne Bank                                 Michigan
    109 East Division
    Sparta, Michigan  49345

2.  ChoiceOne Insurance Agencies, Inc.             Michigan
    440 West Division
    Sparta, Michigan  49345

3.  Alpine Travel, Inc.                            Michigan
    3527 Alpine Avenue NW
    Grand Rapids, Michigan  49544

4.  ChoiceOne Travel Agencies, Inc.                Michigan
    (Inactive)